BY-LAWS

of

NINAKHORI MINERALES S.A.

Summary in English

COMPANY INCORPORATION SUMMARY

NAME:  NINAKHORI MINERALES ECUADOR S.A.

CAPITAL:  US$800.00 divided in 800 common shares.

NATIONALITY:  Ecuadorian.

DOMICILE:  Quito – Ecuador.

TERM:  99 years.  The shareholders have the right to extend or shorten it.

OBJECT:  Exploration, development, exploitation and acquisition of mining concessions, as well as exportation and commerce of minerals.

COMPANY ORGANIZATION:

General Assembly of Shareholders

President, and

General Manager.

PRESIDENT:  The president will be elected by the General Assembly of the Company for a time of period of 5 years.

GENERAL MANAGER:  The General Manager will be elected by the General Assembly for a time period of 5 years.